Exhibit 99.1

Contacts:	Tularik Inc.
Traci McCarty
650-825-7182

Tularik Announces Pricing of Equity Offering

South San Francisco, Calif.—Tuesday, November 11, 2003—Tularik Inc. (Nasdaq: TLRK) today announced that it has priced an offering of 6 million shares of its common stock in an underwritten public offering pursuant to an effective shelf registration statement. Net proceeds to the Company are expected to be approximately $67.7 million. The Company has also granted an option to the underwriters to purchase up to an additional 900,000 shares of common stock. All of the shares are being sold by Tularik. Goldman, Sachs & Co. is the book-running and lead manager for this offering. SG Cowen Securities Corporation, UBS Securities LLC and SunTrust Robinson Humphrey, Inc. are the co-managers.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The shares of common stock may only be offered by means of a prospectus, copies of which can be obtained from the Prospectus Department of Goldman, Sachs & Co. (85 Broad Street, New York, New York 10004, telephone 212-902-1171, fax 212-902-9316).

About Tularik

Tularik is engaged in the discovery and development of a broad range of novel and superior orally available medicines that act through the regulation of gene expression. Tularik’s scientific platform is focused on three therapeutic areas: cancer, immunology and metabolic disease. The Company currently has four drug candidates in clinical trials. In the cancer area, Tularik is currently conducting a pivotal study of T67 for the treatment of hepatocellular carcinoma (HCC) and Phase 2 trials with T607 for the treatment of HCC, ovarian cancer, gastric cancer and esophageal cancer. T487, for the treatment of inflammatory diseases, and T131, for the treatment of type 2 diabetes, are moving into Phase 2 trials.